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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

Subsidiary Name                                     Jurisdiction of Organization
---------------                                     ----------------------------
SD Securities Corp.                                    Massachusetts

SD Investments Corp.                                   Massachusetts

Security Dynamics (France) S.A.R.L. *                  France

Security Dynamics Technologies GmbH*                   Germany

Security Dynamics International Pte. Ltd.*             Singapore

Security Dynamics Nordic A.S.*                         Norway

RSA Data Security, Inc.**                              Delaware

Nihon RSA Company, Ltd.**                              Japan

RSA Technology Holdings, Inc.**                        Delaware

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 * Doing business as "Security Dynamics."
** Doing business as "RSA."


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